EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-248244, 333-226825, 333-144402, 333-58455, 333-16379, 333-107428, 333-128739, 333-94440, 333-53684, 333-48186, 333-42554, and 333-42424) and in the Registration Statement on Form S-3 (File No. 333-209388) of CorVel Corporation (the “Company”) of our report dated May 28, 2021, relating to the Company’s consolidated financial statements, financial statement schedule and internal controls included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

/s/ HASKELL & WHITE LLP

Irvine, California

May 28, 2021